EXHIBIT 5

1201 MAIN STREET, 22ND FLOOR (29201-3226) POST OFFICE BOX 11889 (29211-1889) COLUMBIA, SOUTH CAROLINA TELEPHONE 803.779.3080 FACSIMILE 803.765.1243 WEBSITE www.hsblawfirm.com

SUZANNE HULST CLAWSON DIRECT DIAL NUMBER (803) 540-7819 EMAIL sclawson@hsblawfirm.com

September 9, 2005

Southcoast Financial Corporation

530 Johnnie Dodds Boulevard

Mt. Pleasant, South Carolina 29464

Gentlemen:

In connection with the registration under the Securities Act of 1933 (the “Act”) of the sale of 1,400,000 shares of the common stock (the “Common Stock”) of Southcoast Financial Corporation, a South Carolina corporation (the “Company”) and the possible sale of an additional 210,000 shares pursuant to an underwriter’s over-allotment option, we have examined such corporate records, certificates and other documents, and such questions of law, as we have considered necessary or appropriate for the purposes of this opinion.

Upon the basis of such examination it is our opinion that the Common Stock, when issued upon the terms and conditions set forth in the Registration Statement filed by the Company in connection with the registration of the Common Stock, and upon receipt of the consideration therefor, will be legally issued, fully paid and nonassessable.

We consent to be named in the Registration Statement as attorneys who will pass upon certain legal matters in connection with the offering described in the Registration Statement, and to the filing of a copy of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/ Haynsworth Sinkler Boyd, P.A.
Haynsworth Sinkler Boyd, P.A.